Exhibit 99.1

AVISTAR COMMUNICATIONS REPORTS FINANCIAL RESULTS
FOR THE THIRD QUARTER OF 2011

Total revenue increased by 75% over third quarter 2010
Avistar achieves positive net income as its virtualized unified visual communications solutions gain momentum within the VDI industry

SAN MATEO, California, October 20, 2011 – Avistar Communications Corporation (www.avistar.com), a leader in unified visual communications solutions, today announced its financial results for the three months ended September 30, 2011.

Financial highlights included:

•
Total revenue for the quarter ended September 30, 2011 was $3.9 million, as compared to $2.2 million in the same quarter of 2010, reflecting a substantial increase in product sales to channel partners. This results from the company’s continued investment in original equipment product development and go-to-market growth strategies.

•
Operating expense (research and development, sales and marketing, and general and administrative) was $3.0 million for the third quarter of 2011, as compared to $3.5 million for the same quarter in 2010. The reduction in expenses is attributable to reduced spending in all areas as the company worked to achieve profitability.

•
Net income for the third quarter of 2011 was $493,000, or $0.01 per basic and diluted share, as compared to a net loss of $1.5 million, or a loss of $0.04 per basic and diluted share, in the third quarter of 2010.

•
Cash and cash equivalents balance as of September 30, 2011 was $3.2 million. Cash used in operations during the nine months ended September 30, 2011 was $3.6 million, compared to cash generated from operations of $5.5 million for the nine months ended September 30, 2010.

•	Adjusted EBITDA income (as described below) for the third quarter of 2011 was $914,000, compared to an Adjusted EBITDA loss of $1.3 million for the same quarter in 2010.
•
Avistar’s total debt balance was $12.0 million as of September 30, 2011, compared to $7.0 million as of December 31, 2010. The increase was due primarily to issuance of a 4.5% Convertible Subordinated Note due 2013 in the principal amount of $3.0 million in March 2011 and a $2.0 million increase in outstanding borrowings under the Company’s revolving line of credit facility.

•
On September 22, 2011, Avistar entered into a license and OEM agreement with Citrix Systems, Inc. (Citrix) to provide software to enhance the delivery of audio and video solutions to Citrix’s end-users.  The contract requires significant integration of Avistar’s products into Citrix’s solutions. Payments to Avistar totaling $8.7 million are scheduled as the integration and maintenance services are delivered by Avistar over the next 15 months. Additional payments totaling $3.0 million are scheduled for maintenance services through 2015. A $1.75 million payment was received by Avistar on October 3, 2011.  The preliminary payments may be fully or partially refundable until the integration milestones are completed.

Bob Kirk, CEO of Avistar, said, “In the third quarter of 2011 Avistar successfully achieved very specific objectives with regard to our product, sales and operational goals. These goals which were laid out as part of our 2011 planning process focused on ensuring that our virtualized product strategy succeeded through strong partnerships such as the one we have forged with Citrix, while expanding the value and features of our all-software visual communications infrastructure.  In addition, we sized our operations to help ensure that we had all the assets in place to succeed in our target markets and scale when needed. Based on our hard work and success, we believe that Avistar has a portfolio of unified visual communications solutions that are unique and compelling and will continue to be seen by top unified communications and videoconferencing vendors, as well as large enterprises, as a suite of solutions that can benefit their products and businesses. This recognition is an important step towards Avistar’s continued success and growth”

Kirk concluded, “The third quarter of 2011 marks the second consecutive quarter of revenue growth for Avistar. Although there are numerous challenges and strong competitors in our target markets, we believe that we have the solutions and relationships to leverage and succeed in these markets. That is our focus for the remainder of 2011 and well into 2012”

Significant recent developments include:

•
In September 2011 Avistar delivered its initial and planned product drop to Citrix. This deliverable is the first in a series of development and integration activities designed to provide Citrix with virtual desktop videoconferencing support

•
Avistar’s largest enterprise deployment of 35,000 seats continued the rollout of Avistar’s video conferencing solution to its end user population. This is one of the industry’s largest deployments of a fully interoperable desktop videoconferencing solution

•	Avistar and its integration partners successfully completed significant installations at Sasco and BHP Billiton.

About Avistar Communications Corporation

Avistar (OTC: AVSR) delivers advanced and proven desktop videoconferencing capabilities to technology partners and end users worldwide. Many leading technology firms such as Citrix, IBM, LifeSize, and Logitech choose Avistar’s modular software technology to power their unified communications solutions because it is a more flexible, efficient and smarter alternative. Avistar’s innovative software-only, fully virtualized and bandwidth managed technology solves major infrastructure and user challenges associated with enabling video communications between individual employees and/or teams throughout an organization. Companies across a wide variety of industries depend on Avistar’s desktop videoconferencing solutions for everyday business communications with deployments ranging in size from 30 to 35,000 users. To learn more about Avistar’s industrial, scalable and economical desktop videoconferencing technology, please visit www.avistar.com.

Cautionary Note Regarding Forward-Looking Statements
The statements made in this press release that are not historical facts are "forward-looking statements." These forward-looking statements, include, but are not necessarily limited to, statements regarding expansion of our product portfolio, the impact of our new products on our business, the future performance of our sales and distribution channels, growth in our business and the videoconferencing industry, our ability to capture market share in the videoconferencing industry, future patent license royalty revenues and product revenues associated with our intellectual property and product businesses,  and our positioning to emerge as a leader in the desktop visual communications industry. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties. The Company cautions readers of this release that a number of important factors could cause actual future events and results to differ materially from those expressed in any such forward-looking statements. Such factors include, without limitation, Avistar’s lengthy sales cycle, volatility associated with Avistar’s sales and licensing activities, market acceptance of Avistar’s products, increased competition in the market for unified communications, technical challenges associated with product development and completion of our deliverables to customers, ongoing technological developments and changing industry standards, the ability of Avistar’s distributors to sell our products to end users, the capital markets for both debt and equity, and challenges associated with protecting and licensing Avistar’s intellectual property. These important factors and other factors that potentially could cause actual future results to differ materially from current expectations are described in our filings with the Securities and Exchange Commission, including the Company's most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Readers of this release are referred to such filings. The forward-looking statements in this release are based upon information available to the Company as of the date of the release, and the Company assumes no obligations to update any such forward-looking statements.

Non-GAAP Financial Measures
This press release and the accompanying tables include a discussion of Adjusted
EBITDA, excluding stock-based compensation expense, which is a non-GAAP financial measure provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The term "Adjusted EBITDA" refers to a financial measure that we define as earnings before net interest, income taxes, depreciation, and amortization, as further adjusted for stock-based compensation. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. In addition, our definition of Adjusted EBITDA may not be comparable to the definitions as reported by other companies. We believe Adjusted EBITDA is relevant and useful information to our investors as this measure is an integral part of our internal management reporting and planning process and is a primary measure used by our management to evaluate the operating performance of our business. The components of Adjusted EBITDA include the key revenue and expense items and income from settlement and patent licensing for which our operating managers are responsible and upon which we evaluate their performance. Furthermore, we intend to provide this non-GAAP financial measure as part of our future earnings releases and, therefore, the inclusion of this non-GAAP financial measure will provide consistency in our financial reporting. A reconciliation of this non-GAAP measure to GAAP is provided in the accompanying tables.

(financial tables to follow)

###
Contact:

Elias MurrayMetzger Chief Financial Officer Avistar Communications Corporation +1 650-525-3300 emurraymetzger@avistar.com	Conway Communications Investor Relations +1 617-244-9682 maryconway@comcast.net

AVISTAR COMMUNICATIONS CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
for the three and nine months ended September 30, 2011 and 2010
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(unaudited)		(unaudited)

Revenue:
Product	$2,598	$1,249	$3,474	$1,640
Licensing and sale of patents	469	379	839	14,736
Services, maintenance and support	856	609	2,470	1,659
Total revenue	3,923	2,237	6,783	18,035
Costs and expenses:
Cost of product revenue*	30	131	258	369
Cost of services, maintenance and support revenue*	354	387	960	1,053
Research and development*	1,425	1,579	4,213	5,083
Sales and marketing*	551	739	2,188	2,048
General and administrative*	1,015	1,143	3,137	3,280
Total costs and expenses	3,375	3,979	10,756	11,833
Income (loss) from operations	548	(1,742)	(3,973)	6,202
Other Income (expense), net	(59)	(20)	(144)	(37)
Income (loss) before benefit from income taxes	489	(1,762)	(4,117)	6,165
Benefit from income taxes	(4)	(262)	-	(163)
Net income (loss)	$493	$(1,500)	$(4,117)	$6,328
Net income (loss) per share - basic and diluted	$0.01	$(0.04)	$(0.10)	$0.16
Weighted average shares used in calculating
basic net income (loss) per share	39,404	39,090	39,337	39,040
Weighted average shares used in calculating
diluted net income (loss) per share	41,380	39,090	39,337	39,572

*Including stock-based compensation of:
Cost of products, services, maintenance and support revenue	$10	$15	$37	$31
Research and development	86	86	227	288
Sales and marketing	85	67	211	152
General and administrative	161	241	557	524

AVISTAR COMMUNICATIONS CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS
as of September 30, 2011 and December 31, 2010
(in thousands, except share and per share data)

	September 30,	December 31,
	2011	2010
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$3,235	$1,817
Accounts receivable, net of allowance for doubtful accounts of $10 and $4 at September 30, 2011 and December 31, 2010, respectively	2,579	721
Inventories	22	23
Prepaid expenses and other current assets	577	413
Total current assets	6,413	2,974
Property and equipment, net	136	184
Other assets	53	108
Total assets	$6,602	$3,266

Liabilities and Stockholders' Equity (Deficit):
Current liabilities:
Line of credit	$9,000	$7,000
Accounts payable	555	399
Deferred services revenue and customer deposits	3,863	2,612
Accrued liabilities and other	1,007	1,048
Total current liabilities	14,425	11,059
Long-term liabilities:
Long-term convertible debt	3,000	-
Other long-term liabilities	45	59
Total liabilities	17,470	11,118
Stockholders' equity (deficit):
Common stock, $0.001 par value; 250,000,000 shares authorized at September 30, 2011 and December 31, 2010; 41,610,472 and 40,304,235 shares issued
including treasury shares at September 30, 2011 and December 31, 2010, respectively	41	40
Less: treasury common stock, 1,182,875 shares at September 30, 2011 and December 31, 2010, respectively, at cost	(53)	(53)
Additional paid-in-capital	104,917	103,817
Accumulated deficit	(115,773)	(111,656)
Total stockholders' equity (deficit)	(10,868)	(7,852)
Total liabilities and stockholders' equity (deficit)	$6,602	$3,266

AVISTAR COMMUNICATIONS CORPORATION AND SUBSIDIARY

FINANCIAL RESULTS: RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES
for the three and nine months ended September 30, 2011 and 2010
(in thousands)

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three Months Ended September 30,
	2011	2010
	(unaudited)

Net income (loss)	$493	$(1,500)
Other (income)/ expense, net	59	20
Benefit from income taxes	(4)	(262)
Depreciation	24	68
EBITDA	572	(1,674)
Stock-based compensation expense	342	409
Adjusted EBITDA	$914	$(1,265)

	Nine Months Ended September 30,
	2011	2010
	(unaudited)

Net income (loss)	$(4,117)	$6,328
Other (income)/ expense, net	144	37
Benefit from income tax	-	(163)
Depreciation	79	181
EBITDA	(3,894)	6,383
Stock-based compensation expense	1,032	995
Adjusted EBITDA	$(2,862)	$7,378

AVISTAR COMMUNICATIONS CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
for the nine months ended September 30, 2011 and 2010
(in thousands)

	Nine Months Ended September 30,
	2011	2010
	(unaudited)

Cash Flows from Operating Activities:
Net income (loss)	$(4,117)	$6,328
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	79	181
Compensation on equity awards issued to consultants and employees	1,032	995
Provision for doubtful accounts	6	(4)
Changes in assets and liabilities:
Accounts receivable	(1,864)	(525)
Inventories	1	27
Prepaid expenses and other current assets	(164)	(392)
Other assets	55	(1)
Accounts payable	156	(1)
Other long term liabilities	(14)	(22)
Deferred services revenue and customer deposits	1,251	(845)
Income taxes payable	(6)	57
Accrued liabilities and other	(35)	(304)
Net cash provided by (used in) operating activities	(3,620)	5,494

Cash Flows from Investing Activities:
Purchase of property and equipment	(31)	(229)
Net cash used in investing activities	(31)	(229)

Cash Flows from Financing Activities:
Line of credit payments	-	(11,250)
Proceeds from line of credit	2,000	6,000
Proceeds from convertible debt issuance	3,000	-
Net proceeds from issuance of common stock	69	45
Net cash provided by (used in) financing activities	5,069	(5,205)
Net increase in cash and cash equivalents	1,418	60
Cash and cash equivalents, beginning of period	1,817	294
Cash and cash equivalents, end of period	$3,235	$354